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                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-1) of Complete Management, Inc. for the registration of $5,750,000 of convertible senior subordinated debentures due 2003, of the reference to our firm under the captions "Experts" and "Selected Financial Data" in the Registration Statement (Amendment No. 1 to Form S-1 No. 333-4262) and related Prospectus of Complete Management, Inc., and to the incorporation by reference therein of our report dated March 21, 1995, except for paragraph 3 of Note 4 and paragraph 2 of Note 13, as to which the date is April 17, 1995, with respect to the financial statements of Medical Management, Inc. included in the Registration Statement (Amendment No. 1 to Form S-1 No. 333-4262) and related Prospectus of Complete Management, Inc.


                                          ERNST & YOUNG LLP

New York, New York
June 5, 1996